UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2010

KBS REAL ESTATE INVESTMENT TRUST II, INC.

(Exact name of registrant specified in its charter)

Maryland	000-53649	26-0658752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Portfolio Revolving Loan Facility

On April 30, 2010, KBS Real Estate Investment Trust II, Inc. (the “Company”), through indirect wholly owned subsidiaries (the “Borrowers”), entered into a four-year revolving loan facility with Wells Fargo Bank, N.A. for an amount up to $100.0 million (the “Portfolio Revolving Loan Facility”). As of April 30, 2010, $55.0 million had been disbursed to the Borrowers with the remaining loan balance available for future disbursements, subject to certain conditions set forth in the loan agreement. In connection with the closing of the Portfolio Revolving Loan Facility, the outstanding balance of $27.8 million under two separate loans that were cross-collateralized and cross-defaulted (collectively, the “Portfolio Mortgage Loan”) was repaid in full. The initial maturity date of the Portfolio Revolving Loan Facility is April 30, 2014, with an option to extend the maturity date to April 30, 2015. The Portfolio Revolving Loan Facility bears interest at a floating rate of 300 basis points over LIBOR, but at no point shall the interest rate be less than 4.25%; however, there shall be no minimum floor rate for any portion of the loan that is subject to a swap contract with a minimum initial term of two years. Monthly payments are interest only with the entire principal amount due at maturity, assuming no prior prepayment. During the term of the loan, the Borrowers generally may not reduce the outstanding principal balance below a minimum outstanding amount, which is currently $55.0 million, without payment of prepayment fees. The minimum outstanding amount may be reduced upon the release of one or more of the properties securing the loan. Upon an event of default under the loan, the lender may accelerate the entire amount due and payable under the Portfolio Revolving Loan Facility. In connection with entering into the Portfolio Revolving Loan Facility, the Company entered into an interest rate swap agreement with Wells Fargo Bank, N.A. which effectively fixes the interest rate on the initial $55.0 million drawn under the loan at approximately 5.17% for the first three years of the loan and fixes the interest rate on $45.0 million of this amount at approximately 5.17% for the last year of the initial loan term.

The Portfolio Revolving Loan Facility is secured by Mountain View Corporate Center, 350 E. Plumeria Building, Pierre Laclede Center and One Main Place. KBS REIT Properties II, LLC (“REIT Properties II”), one of the Company’s indirect wholly owned subsidiaries, will provide a limited guaranty of the repayment of the Portfolio Revolving Loan Facility. REIT Properties II indirectly wholly owns all of the Company’s properties. REIT Properties II guarantees the repayment of the entire amount due under the Portfolio Revolving Loan Facility upon the occurrence of a bankruptcy of one of the entities owning a property securing the loan. It also guarantees repayment of losses incurred by the lender as a result of certain material misrepresentations, other acts of bad faith by the Company or the violation of certain other covenants.

ITEM 2.03  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT

The information required by Item 2.03 is included in Item 1.01 above and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: May 5, 2010	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr. Chairman of the Board, Chief Executive Officer and Director